GRUPO BANCOLOMBIA

GOOD GOVERNANCE CODE

(December 2011)

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INTRODUCTION

For GRUPO BANCOLOMBIA, the corporate governance is a set of principles, policies, practices, and direction, administration, and control measures intended to create, promote, strengthen, consolidate, and preserve a culture based on corporate transparency in each one of the Group companies (hereinafter referred to as “Companies” or “Company,” as the case may be).

BANCOLOMBIA, parent of the corporate group, adopted its first Good Governance Code in 2001 and since then, it has been frequently updated looking for the best standards in principles and practices which should regulate all corporate actions, specially, the ones related to shareholders, its Board of Directors, managers, employees, clients, and financial consumers, control bodies and all other groups interested in the functioning, performance, and results of the Group.

In order to develop the commitment with the good corporate governance, Bancolombia’s Board of Directors, adopted this new code in December, 2011and each one of the companies of the Group has also adopted it, in such a way that we count with sole policies and guides to offer our group of interest.

It is our commitment to comply with has been set forth in this Code, to disclose it and periodically evaluate that the Group’s employees know it.

This Code replaces the Good Governance Code approved in June 2008.

SECTION 1. GENERAL PRINCIPLES OF “GRUPO BANCOLOMBIA” GOOD GOVERNANCE

For Grupo Bancolombia, a culture based on principles and ethical values and transparency (among other aspects) is a useful tool to increase and promote in a sustained and coordinated way the generation of value of each one of its Companies. For this reason, it is of great importance to incorporate the following good governance principles, which shall also be used as guide and interpretation by people and entities which should comply with provisions contained in this Code.

1.1. Interpretation of the Good Governance Provisions.

This Code is made for all shareholders, administrators, and employees of the Group; therefore, they should comply with all provisions set in the Code and should understand both nature and purpose of principles and policies as an acting model In case of a doubt concerning the application of these provisions, Bancolombia Juridical Vicepresident/ Secretary General should be consulted with the purpose of reaching clarification and orientation concerning the scope of provisions.

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When improper meaning and contradictions are found or when incorporation of any special provision is needed to clarify some aspects of this Code, this will be notified to Bancolombia Group Good Governance Committee to proceed with relevant evaluation and reach necessary solutions.

1.2. Competent Body to Issue Good Governance Policies and Measures. The Good Government Code is a dynamic document which should be updated and adjusted on an ongoing basis to fit several situations the Group’s Companies are faced; for this reason, creation, modification, and revocation of provisions related to the Group good governance will be executed by the Bancolombia Board of Directors, as the parent of the Group. Each affiliate or subsidiary company’s boards of directors shall approve and adopt this Governing Code and shall assure its implementation within each Company.

When one of the Group’s companies needs to adopt a specific good governance policy or measure, based on its kind of business or norms, it will be evaluated by Bancolombia Good Governance Committee which will decide on the origin of such adoption.

Despite prior information, according to specific needs of the Group, special powers of Good Governance shall be granted to different direction bodies, administration, and control of each one of Group’s companies and to regulate the provisions set forth in this Code in specific cases.

1.3. Fair Competition. Fair competition shall the fundamental element in all operations and relations with other banks and financial and stock exchange market, at national and international level. For such a purpose, an action or event going against the fair competition will be that breaching relevant norms, loyal business customs or the good faith principle in the market where products or services are offered.

1.4. Good Governance of the Groups of Interest. With respect to good governance, the Group acknowledges, its main groups of interest (but not only limited to them) its investors, shareholders, Board of Directors, the companies’ high management, employees, suppliers, clients and financial consumers, internal and external control entities, and each company’s control and supervision entities.

For the Group, relations with each company’s groups of interest should be based on a philosophy and some general guidelines intended to grant total warranty to those groups of interest, a proper protection to their rights, and equal treatment. For such a purpose, each of the Group’s companies in its relation with each group of interest should promote and encourage an active participation and cooperation to create value, to share relevant information on a timely and complete basis for topics they are involved in (according to norms and laws in force), and to assure that relations are executed with transparency and adherence to norms. Grupo Bancolombia shall promote an effective conflict solution with its groups of interest.

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1.5. Good Governance relation to the entrepreneurial social liability. For the Bancolombia Group, the entrepreneurial social liability is one of the main performance factors to act in each of its Companies and it is a permanent commitment the Group has to execute special social programs to the benefit of its employees, community, environment, and several groups of interest identified, in general.

Bancolombia Group thinks that entrepreneurial social liability is different, although it supplements the model of corporative government. Our entrepreneurial social liability model and its results may be consulted at our webpage www. Grupo bancolombia.

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SECTION 2. GOOD GOVERNANCE PRINCIPLES AND MEASURES RELATED TO SHAREHOLDERS. OPERATION NORMS OF THE GENERAL ASSEMBLY OF SHAREHOLDERS

Each Company recognizes as a shareholder the person or entity registered in its Shareholder Registration Book, indicating the number of subscribed and registered shares and in the conditions set in current regulation applicable to each Company.

In relation to the good governance, the companies’ shareholders are a group of great importance which is given a number of rights, prerogatives, benefits, and obligations consistent with legal provisions, by-laws or social agreements and in this Code.

Hence, all shareholders shall have, among other things, the opportunity to know and exercise his/her rights, to make relevant observations to the management, and to propose amendments or establish relevant legal proposals to achieve the best performance of the Company in which he/she is a shareholder.

2.1. Shareholder’s Rights.

In addition to other provisions set forth by law and by-laws, each Company provides its shareholders with the following rights:

a. To have a participation of the dividends as established by the Company’s Assembly of Shareholders, according to the type of share he/she is a holder, as long as there is distribution of the same.

b. According to the type of shares owned, to participate and vote in the General Assembly of Shareholders for making decisions, including designation of bodies and people who, according to law and by-laws, should be elected. Likewise, the shareholders shall be entitled to have effective mechanisms to be represented in the Assemblies.

c. To transfer or assign his/her shares, as contemplated by law, articles of incorporation, and shareholders’ agreements, if any; and to know the share registration methods and identity of the Company’s shareholders’ identification, as established by law.

d. To have access to the Company’s public information in a clear, timely, integral, and complete manner.

e. To make recommendations about the Bancolombia Group’s good governance through the Shareholder and Investor Service Office of Bancolombia.

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f. To become a partner to exercise his/her rights.

g. To request, together with other shareholders, calls to assembly meetings, as contemplated by provisions herein contained or by law.

h. With respect to Bancolombia and the financial companies with domicile in Colombia, the shareholders shall exercise their rights to withdraw as contemplated in the applicable provisions of each Company. This right shall be exercised when, in case of an agreed merger, the resulting exchange relation of the technical study is modified by decision made by a majority exceeding (85% ) eighty five percent of subscribed shareholders of each of the entities showing interest.

In this case, the shareholders who are not in agreement with the new relationship, shall have the right to withdraw. When a Company’s shareholder decides to exercise this right, the Company shall pay the shares to the relevant price in money within a month following the date when the Assembly where the merger was decided; such acquisition shall be paid by the Company, in the form of reduction of capital or acquisition of own shares, as contemplated by the relevant Supervision Entity. The price of such shares shall be equal to each share price used as the basis for the exchange relationship proposed in the technical study.

Likewise, shareholders shall be entitled to exercise their right to withdraw in the spinoff events where such a right may be applicable, as set forth in relevant applicable regulation. In all cases, the right to withdraw shall be subject to provision of norms in force.

i. Special Audits: A Shareholder or a group of shareholders having a participation equal to or higher than (5%) five percent of the Company’s capital (percentage deemed as sufficiently representative and from which financial legislation and Securities Market legislation recognize certain rights to shareholders) shall be entitled to request before the Presidency or Shareholder and Investor Service Office of the Company an authorization to hire, at the shareholder’s or group of shareholders’ expense and responsibility, special audits based on the following terms:

• Special audits shall be conducted within ten (10) working days of the Regular General Assembly of Shareholders held during the first quarter each year, and within the first ten (10) working days of October each year.

• When conducting a special audit, under no circumstances, the violation of the Company’s rights, of its information or its customers’ information, its projects, its contracts deemed as competitive advantages or any documents deemed as confidential or restricted information or that of third parties will be allowed, as contemplated in current regulation in force applicable to the Company.

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• Special audits cannot be conducted about industrial confidential information or with respect to topics covered by legislation about intellectual property rights or information about which there is a confidentiality commitment.

• Special audits shall only cover the information and documentation study the Company has and with an execution date not exceeding two (2) years.

• Under no circumstances, special audits shall affect normal operation of the Company or its managers’ autonomy and competence, as contemplated by law and by-laws.

• A request to conduct special audits shall be made in writing no later than one (1) month before the date the special audit will be conducted, indicating clear reasons and facts such a request is based, specific topics for the audit consistent with the cited reasons and the duration time which should not exceed 15 calendar days at the most. The request should include specific information to have access to, and no general, unspecific or ambiguous requests will be admitted.

• Such a request shall be filed before the Company Presidency or Shareholder and Investor Service Office of Bancolombia Group.

• All firms hired to conduct such audits shall at least have the qualities of the Fiscal Audit as designed by the General Assembly of Shareholders of the Company for relevant period and be known as a firm with professional expertise and reputation. Additionally, the firm shall accredit independence criteria with respect to competitors of the company to be audited.

• The Company subject to an audit shall set a space and assign people responsible for assisting during the special audits.

• Work documents provided to the special auditor or audit firm conducting the special audits, as well as the audits results, shall be subject to reserve and will be retained by the Company. No physical or electronic copies of the consultation documents will be provided. The Company reserves its right to take necessary measures to assure reservation of documents and release of the Company’s confidential information.

• Results obtained shall be kept by the Company at least during a period of time no less than five (5) years from its date of issue.

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• The audit results will not be disclosed without prior written consent of the Company.

j. Equitable treatment of shareholders: Shares of Bancolombia and the Colombian financial companies shall be registered and capital shares, and can be common shares, preferred shares or shares with preferred dividend and with no right to vote.

Bancolombia affiliates or subsidiaries shall assure its shareholders an equitable treatment of the conditions, bearing in mind that each shareholder shall have the same rights according to the kind and number of shares owned.

In Colombia, shares with preferred dividend shall not confer upon the holders the right to vote in an Assembly of Shareholders, except for the cases set forth in the Company’s articles of incorporation and legal provisions. When such a case occurs, the Company shall timely inform it to relevant shareholders so they can exercise their right to vote or grant relevant powers to be represented in the meetings. In all cases, the Company shall make its best efforts to assure its shareholders with preferred dividend (and with no right to vote) to be timely notified of the meetings of the Assembly of Shareholders and to have a chance to be listened to in the meetings their vote may be required, and they should appoint a spokesman to represent them.

k. Shareholders’ Representation: Shareholders are entitled to be represented in all general assemblies of shareholders through a written power. Representatives should identify themselves as contemplated by relevant laws.

In compliance with the companies’ articles of incorporation in Colombia, managers and employees are not entitled to exercise powers to represent third parties’ shares in the Assembly of Shareholders meetings or to replace powers granted. They do not have right to vote (no even with own shares) to make decisions intended to approve balances and end-of-year accounts or liquidation accounts.

In the same way, an officer who is also a shareholder of a Group’s company with domicile in Colombia and has decided to represent his/her shares in an Assembly of Shareholders meeting or have representation in those meetings through a power, should expressly inform, when requesting his/her credential or in the power granted, his/her condition as a shareholder so his/her vote is not taken into account when approving the financial statements.

Except for provisions of paragraph above, managers or officers of the Company shall be entitled to exercise the political rights inherent to their own shares and those shares they may be representing when acting as legal representatives or in those cases expressly set in the current regulation in force.

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With the purpose of assuring an equitable treatment of shareholders and avoiding possible conflicts of interest, the following prohibitions are included addressed to directors, officers, and collaborators of the Company and the entity in charge of managing Bancolombia’s shareholders book, if such administration is under a third party.

• To promote, encourage or suggest the shareholders to grant blank powers where the name of the representative in Assemblies of Shareholders is not clearly defined.

• To receive from shareholders relevant power to attend the Assembly meetings, where the name of relevant representatives is not clearly defined.

• To admit powers granted by shareholders as valid documents when not in compliance with legal requirements. Powers should be granted in writing indicating the representative’s name, his/her deputy (as the case may be), and the date of the meeting. Juridical persons granting a power should attach a recent certificate as evidence of their existence and representation as contemplated by law.

• To suggest or specify the name of those people to act as representatives in the assemblies of shareholders.

• To recommend the shareholders to vote for a specific list.

• To suggest, coordinate or agree with any shareholder or any shareholder’s representative, a vote in favor or against any proposal submitted in the meeting.

Actions described above shall be also prohibited when they are executed through proxy, middleman or third party.

2.2. Main Obligations of the Shareholders.

All the Companies’ shareholders have some obligations resulting from the exercise of their rights and their quality as shareholders. The main obligations are as follows:

a. To keep the Company informed about their current address or that of their legal representative or proxy, as the case may be, so all notifications or communications can be sent to that address and have an effective and direct contact with them, when necessary.

b. In case of loss of a share certificate, the shareholder should request the Company replacement of the same, enclosing relevant report of the loss and giving relevant warranties to the Company as contemplated in the company’s articles of incorporation.

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c. Transfer of shares can be made through a sole agreement between the parties, but the shareholder executing the transfer should report such transfer to the Company so the transfer can be duly executed; the document should include the number of shares to be transferred and full name and identification of the transferee, in order to make relevant registration of the operation in the shareholder registration book, all without prejudice of the previously mentioned steps and procedures set forth in the company’s by-laws to transfer shares to third parties, as well as internal procedures related to prevention and control of money laundering and terrorist financing.

d. To comply with norms set forth to execute inspection right.

2.3. Relationship between the Shareholders and the Company.

Shareholders should act with good faith and loyalty with the Company they have shares in, restraining themselves from participating in actions where there is a conflict of interest or actions which can cause offenses related to money laundering and terrorist financing or when assets coming from such activities are intended to be hidden, and those general cases where the entity’s interest can be damaged or released of the company’s confidential information is involved.

Business relations of the Company with its main shareholders shall be conducted within the limitations and conditions set forth in relevant norms and, in all cases, within the market conditions. These relations shall be disclosed in the notes to the financial statements of the Company.

Section nine (9) includes principles and measures related to management of business of Bancolombia S.A. with its main shareholders.

2.4. Norms of the General Assembly of Shareholders’ Operation for Colombian Companies.

The highest management body of the Company is the General Assembly of Shareholders (hereinafter referred to as the “Assembly”). Preparation and celebration of each Assembly shall be governed by provisions set forth in the Company’s articles of incorporation and the following guidelines should also be followed:

• Right to inspection: Within the terms of the notice to Regular and Special Assemblies of Shareholders, documents related to items and topics to be treated and financial information of the Entity shall be made available for shareholders, when necessary for making decisions.

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Each Company shall analyze the cases where creation of a manual or a document containing the procedure which allows having more clarity, transparency, and effectiveness to the exercise of the right to inspection is deemed as necessary, and such a document shall be made available on the Company’s website.

• Agenda: The Agenda proposed for the shareholders at the beginning of regular or special General Assembly of Shareholders meetings, without prejudice of their right to submit their proposals according to law, shall include several businesses to be treated in such a way that they cannot be confused with other businesses, keeping a logical order, except for those topics which should be discussed together due to its relation.

In addition to the aspects respect to which this is a legal requirement, in Colombian companies, the following topics or decisions shall only be analyzed and developed by the General Assembly of Shareholders, when they have been expressly included in the notice to relevant meetings: change of trade purpose, waiver to right of preference, change of trade domicile, advanced dissolution, and segregation (improper spinoff).

• Kinds of Assembly meetings: The Assembly shall hold a regular meeting each year (by March 31st or before), in order to analyze the Company’s situation, appoint directors and all other officers according to the periods set for each position, to consider reports, accounts, and end-of-year balances, to resolve about profit distribution, and agree on all resolutions deemed as appropriate for assuring compliance with the Company’s trade purpose.

The Assembly shall hold its special meeting when required by the Company’s emergency or unforeseen needs, through notice made by the Board of Directors, the President or the Auditor, or by request made by a number of shareholders representing not less than twenty per cent (20%) of subscribed shares. The Assembly meetings shall not discuss topics different from the ones contemplated in the Meeting Agenda, except for decision made by the number of shareholders demanded by law and upon completion of the Agenda.

The shareholders’ request shall be made in writing before the Company’s President clearly indicating the objective of the request, the topics to be treated in the meeting, and relevant reasons for the meeting.

• Assembly Suspension: When there are extraordinary circumstances which avoid normal development of the meeting, the shareholders shall be entitled to request suspension of the meeting during a period of time necessary to reestablish conditions to continue with the meeting or they shall be entitled to postpone the meeting the number of times decided by a majority of shareholders; that is, at least fifty one pr cent (51%) of shares represented at the meeting.

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In all cases, deliberations cannot be longer than three days, except for those cases where all subscribed shares are represented.

• Intervention of shareholders in the Assembly meetings: When developing the Agenda, shareholders shall be entitled to have an intervention in those topics related to the business being developed in the agenda. When the agenda has been completed, the shareholders shall be entitled to pose questions requesting additional information or stating new topics not included in the agenda, but associated to the topics treated in the Assembly meeting. Each shareholder having an intervention shall identify himself/herself indicating full name and citizenship card number. In the case of a proxy, he/she should provide the name of the shareholder he/she is representing. Each intervention cannot exceed five (5) minutes.

• Quorum to Deliberate and Make Decisions: A quorum necessary to deliberate in the Assembly meetings shall be the number of shareholders with right to vote representing 50% plus 1 of subscribed and paid-up shares, except when norms demand a special quorum for specific meetings.

As a general rule, decisions made by the Assembly of Shareholders shall be adopted by majority of votes corresponding to shares with right to vote duly represented in the meeting, bearing in mind that each share gives the right to a vote, with exceptions contemplated by law and the Company’s articles of incorporation.

Decisions adopted by the Assembly of Shareholders shall be binding for all shareholders, without prejudice of legal provisions in force with respect to absent or dissident shareholders.

• Discrepancies in Shareholders’ Criteria: Discrepancies in shareholders’ criteria in relation to the general operation of the company, its operations, projects, and businesses, shall be discussed and resolved according to legal provisions and the Company’s articles of incorporation.

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SECTION 3: GOOD GOVERNANCE PRINCIPLES AND MEASURES RELATED TO THE MANAGERS AND MAIN EXECUTIVES AND OPERATION NORMS OF THE BOARD OF DIRECTORS.

Managers and main executives of each company of the Group shall act in good faith, with loyalty and due diligence of a good businessman. Their actions shall be oriented to comply with the Company’s interests bearing in mind its shareholders’ interests and complying with their duties as contemplated in relevant applicable norms, by-laws, and in this Good Governance Code.

For a proper fulfillment of their positions, managers and main executives shall:

a. Make the best efforts to achieve a proper development of the Company’s trade purpose.

b. Promote total fulfillment of legal provisions and by-laws.

c. Allow an appropriate completion of the duties conferred upon several control bodies of the Company, especially the External Fiscal or Audit and Internal Fiscal Audit offices.

d. Keep and protect banking, stock exchange, commercial, and industrial reserve of the Company and reserve of businesses with consumers and suppliers.

e. Refrain from making an undue use of confidential information.

f. Refrain from participating in person or through a third party for personal benefit or for third party’s benefit, in activities implying competence with the entity or in actions where there could be a conflict of interest.

g. Supervise application and compliance with the corporate government and ethics provisions of the Group and adopt necessary mechanisms to strengthen the same.

3.1. Boards of Directors’ Operation Norms.

The activity of the Boards of Directors, as the highest administrative entities of the Companies, shall be specially focused on defining general policies and strategic objectives of them, as well as on following up all actions taken to achieve the objectives, in a permanent search for the shareholders’ rights and the Company’s sustainability and growth. Specific functions of the Board of Directors have been established in the Company’s articles of incorporation and duly contemplated by law and in this Code.

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The Board of Directors shall also promote the best treatment and assistance to shareholders, customers, consumers, employees, suppliers, and all its groups of interest in general. Powers of the Board of Directors shall be sufficient for ordering the execution of any action or contract as contemplated in the Company’s trade purpose and for making necessary decisions so the Company can comply with its purposes as contemplated by law and by-laws.

• Election, Composition, and Remuneration of the Board of Directors: According to each country’s law and the Company’s articles of incorporation, the Company’s Board of Directors shall be elected by the Assembly of Shareholders and shall consist of the number of members set forth in the Company’s articles of incorporation.

Members of the Board of Directors (hereinafter referred to as “Directors”) shall hold their positions during a two year (2-year) period, but they shall keep their positions until electing their successors, except for prior removal or declaration of incompetence, or if they have resigned from their position. These situations shall be reported before Financial Superintendence or Mercantile Registration, as the case may be.

Directors can be freely reelected and removed by the Assembly of Shareholders, even before termination of their period.

For election of the Board of Directors’ Members:

•	The shareholders will be given the profiles and resumes of the candidates to be submitted to the Board’s election. With respect to Bancolombia, when the entity is aware of a proposal for creating the Board of Directors, such a proposal will be made available to the interested persons on the Company’s website.

•	Provisions contained in the Company’s by-laws and manuals and policies of the Money Laundering and Terrorist Financing Risk Administration System (SARLAFT, for its initials in Spanish).

•	All shareholders will be assured with their possibility to submit lists of candidates to occupy the Board of Directors, as long as those lists are in compliance with requirements demanded by the norms applicable to each Company. Proposals of lists of members for the Board of Directors not meeting the requirements demanded shall be eliminated from the election processes.

•	In Colombia, the electoral quotient system shall be applied.

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In order to set the Directors’ remuneration, the General Assembly of Shareholders shall bear in mind the number and quality of its members, their responsibilities, and time required in such a way that such remuneration can be consistent with the contribution expected by the Company from its Directors.

• Directors’ Performance Principles: With the purpose of keeping the highest objectivity, independence, and knowledge when making decisions, Directors shall be governed, individually and as a collegiate entity, by the following principles:

- Once elected, Directors shall represent all shareholders and shall not act to the benefit of specific shareholders or groups of shareholders.

- They shall perform their functions in good faith and on an independent basis, with due diligence, loyalty, and care, always assuring that their decisions are to the best interest of the entity.

-They shall do their best effort to be as equitable and fair as possible in all the decisions with respect to all shareholders.

- They shall promote and apply, in association with their functions, total fulfillment of applicable laws, articles of incorporation, good governance Code, Code of Ethics, anticorruption norms, and all other norms and rules adopted by the Company.

-They shall exercise their positions in an objective and independent way and showing an active participation.

-They shall define plans, strategies, and objectives of the Company.

- They shall know financial and operating condition, as well as the important segments of the company’s businesses.

-They shall actively participate in meetings of both the Board of Directors and the Committees they belong to, knowing and reviewing in advance the study and analysis material for the meetings, and this material will be appropriately, completely, and timely delivered by the Company. The management is committed to send the necessary information for each meeting at least two days (2) before each meeting.

- They shall avoid conflicts of interest with the Company, informing about the existence of these conflicts to all other members of the Board of Directors and restraining from voting with respect to the topic subject matter of the conflict, except when the Board of Directors, with unanimous vote of all other members attending the meeting, has decided that this Director is not going through a conflict of interest situation.

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-They shall restrain from using confidential or restricted information of the entity and that of several groups of interest they may have access due to their positions.

• Main Responsibilities of the Board of Directors: In addition to legal provisions and provisions of the articles of incorporation, the main duties and powers of the Board of Directors are as follows:

- Concerning Good Governance: The Board of Directors shall be responsible for promoting its own performance and fulfillment of functions and powers. It shall also be responsible for conducting a strict follow-up to good governance principles, policies, and measures contained in this Code, assuring relevant adoption, fulfillment, and implementation of them, and searching for a progressive development of better standards compatible with the Group’s culture and philosophy, according to the normal development of the topic nationally and internationally.

- Ethics and Transparency: The Board of Directors of each Company shall promote an ethical and transparent behavior, according to principles and guidelines set forth in the Group’s Code of Ethics.

Bancolombia’s Board of Directors shall establish existence and composition of a Group’s Committee of Ethics and shall regularize its operation. Such a committee shall be in charge of supervising compliance with provisions contained in the Code of Ethics and relevant supplementary attachments, as well as determining necessary actions for assuring knowledge, release, and strengthening of the highest ethical behavior standards of the Group and resolution of conflicts under its competence.

Without prejudice of the information provided above, each Board of Directors of the Companies shall conduct a strict follow-up to principles, policies, and guidelines of the Code of Ethics and relevant supplementary attachments which may be applicable to the Company, and shall determine the cases where creation of Committees of Ethics may be necessary within its Company, case in which such committees shall act in a coordinated and complementary manner with the Group’s Committee of Ethics.

- High Management: With respect to the Presidency and the Vice-presidency of the Company, the Board of Directors shall be responsible for relevant selection, evaluation, remuneration, and replacement through assignment of the main responsibilities and supervision of the succession plan.

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- Business: In relation to the business operation, the Board of Directors is entitled to approve and review the main projects, the policy, and the risk management, the new products and services, the strategic planning, and the way to supervise total compliance with the strategic planning, and to know the main financial projections as well.

- Control: The Board of Directors shall promote integrity of the accounting, information, corporate government, internal control, risks, and financial consumer service systems, among others. Additionally, it shall promote an appropriate operation of each control, risk supervision, and legal compliance systems. The Board of Directors shall also make a follow-up to the entity risk profile and shall approve the segmentation, identification, measurement, and control methodologies with respect to money laundering and terrorist financing.

• Criteria for Selecting Directors: When available, the shareholders could revise (during the term of the notice to Regular or Special General Assembly of Shareholders) the proposal of candidates to be members of the Board of Directors.

With the purpose of electing the Board of Directors members, the Assembly shall bear in mind the selection, suitability, and incompatibility criteria set forth by law, the articles of incorporation, and this Code, which will be made available for the Assembly so the latter may have necessary judgment elements for selecting the Directors. Among the main selection criteria, the Assembly shall take into account the following:

- General Principles: Positions of all Directors shall be selected taking into account the same criteria. When possible, each Director should accredit any professional specialization consistent with the business managed by the Company. Each Director shall have sufficient time to comply with his/her obligations and responsibilities.

- Basic Competences: All Directors shall show necessary basic skills which allow them to exercise an appropriate performance of their functions. They should show analytical and managerial skills, a strategic vision of the business, objectivity, and capacity for exhibiting their points of view, and necessary skills for evaluating higher management authorities, as well as the analysis of the main components of several control and risk systems. He/she will also show his/her capacity to understand and question financial information and business proposals, and to work within an international environment.

- Specific Skills: In addition to the basic skills, each member of the Board of Directors should show some other specific skills which allow him/her to provide (according to his special experience) knowledge about industry, financial or risk aspects, legal matters, commercial topics.

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The Company shall provide the best way to achieve the most appropriate knowledge of each member of the Board of Directors, with respect to its businesses and general environment. When a member of the Board of Directors is appointed for the first time, sufficient information will be made available for him/her to have a specific knowledge of the entity and the sector it develops its trade purpose, as well as the information related to responsibilities, obligations, and powers resulting from the execution of his/her position.

- Age: When elected, Directors cannot be over (70) seventy years old.

-Independence: With respect to Companies with domicile in Colombia bearing the quality of security issuers, at least 25% of the Board of Directors’ members shall be independent, as contemplated in the independence criteria set forth by law (in the case of Bancolombia), and all other applicable international criteria.

When the entity is not legally bound to have a minimum number of independent members, the Assembly of Shareholders shall freely assign the Board of Directors either incorporating or not independent members.

According to the laws applicable to the Company, the Board of Directors of the Company shall not consist of a number of members hired under employment contracts by the Company, who can by themselves represent majority necessary for adoption of any decision.

• Directors’ Incompatibilities: According to the commercial legislation in force in Colombia, the Board of Directors cannot have any majority consisting of persons with common bonds such as marriage or third degree of consanguinity, second degree of affinity or first degree of civil relationship.

Additionally, the Board of Directors should not consist of members who are holding a managerial position or have held a managerial position within a year prior to his/her appointment, or who are holding or held a supervision, vigilance or control position in the entity which supervises the Company (in Colombia, this entity is called Colombia Financial Superintendency). Persons going through lawsuits with the entity or persons who have performed as auditors or financial consumer defender of the entity during the prior year are not allowed to be members of the Board of Directors.

• External Advisors: The Board of Directors is entitled to hire or order the management to hire external advisors for serving the Board of Directors; such advisors should be different from those hired by the management when it may deem it necessary for a better performance of its functions.

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The Director who requests intervention of an external advisor should inform if there is a conflict of interest between him/her and the advisor requested, any blood relationship or commercial or personal relationship between him/her, his/her spouse or relatives in the second degree of consanguinity and affinity; in this case, the decision to hire the advisor shall be made by all other members of the Board. In all cases, the advisor being hired should keep topics subject matter of the advisory as confidential and should restrain himself/herself from showing a behavior having a conflict of interest or driving to the use of confidential information.

When a decision concerning merger, spinoff, change of trade purpose, waiver to the preferred right to subscribe shares, change of domicile, advanced dissolution, and segregation is to be submitted to the Assembly of Shareholder, the Board of Directors, upon request of any of its members, is entitled to authorize hiring of an external advisor.

• Budget: The Board of Directors will prepare on a yearly basis a budget of expenses required to develop its management. This budget should specifically include the aspects related to fees deemed as necessary for hiring external advisors different from the ones hired by the management when needed, national and international trips, representation expenses, attendance to seminars and events, Board supporting committee fees, and all other expenses required to assure an appropriate management.

• Board of Directors Meetings: Meetings of the Board of Directors shall be held for periods of time as contemplated by law and by-laws. With respect to Bancolombia and the financial institutions with domicile in Colombia, the Board meetings shall be held at least once a month; however, when special circumstances occur, special meetings shall be held when convened according to provisions set forth in the by-laws.

The Board of Directors will meet at least once a year in a special meeting in order to analyze, evaluate, and decide on planning and strategies of the entity.

Minutes of the Board of Directors meetings shall include studies, basis, and all other information sources used for making decisions, as well as the favorable and unfavorable reasons taken into account for making such decision, in those cases a unanimous decision is not made by the attending members. The minutes should certify the cases when a member of the Board has informed about a conflict of interest.

• Meetings with no Presence of the Management: The Board of Directors is entitled to celebrate all necessary meetings with no presence of officers belonging to the entity management. These meetings shall be held when required by the Board of Directors and its decisions shall be valid as long as they comply with legal requirements and the Company’s articles of incorporation.

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• Intranet or any other Information and Communication Media for Analysis, Discussions, Documents, etc.: Members of the Board of Directors shall have prior access to information relevant for making decisions, according to the Agenda of the meeting. For such a purpose, this information shall be sent or made available for Directors at least two (2) days before through any physical or electronic means, including the one stated in paragraph above.

3.2. Appointment of President and Main Executives.

The Board of Directors is responsible for appointing and remove the President of the Company, his/her Deputy, and all other executives who should be appointed according to law and by-laws.

Sixty five (65) years is the age established as the maximum age to occupy high management positions such as President, Vice-president, and Managers, as the case may be, within the Companies.

In order to set remuneration for President and Main Executives, the Board of Directors shall take into account their qualities, experience, responsibilities, functions, generation of value added to the entity, and financial status of the entity.

Appointment of such officers shall be made bearing in mind that the candidates share the Group’s corporate culture and philosophy, as well as principles and values, and have relevant managerial skill, technical knowledge, human virtues, and moral suitability.

With respect to Bancolombia and financial companies in Colombia, government and management functions conducted by the President and the Juridical Vice-president/Secretary General or Secretary General, as the case may be, have been established in the Company’s by-laws. Functions of all other executives shall be set by the Presidency.

Basic information about Directors, President, and Main Executives of Bancolombia can be consulted on the Virtual Branch or website of the entity, on a yearly report presented in 20F Form, as well as on the USA “SEC” website: www.sec.gov.

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3.3.	Bancolombia S.A. (parental company) Supporting Committees Appointed by the Board of Directors.

Without prejudice of the committees required by law to operate in the Companies, Bancolombia Board of Directors shall have supporting committees to assist in developing and strengthening the powers of the Board of Directors. These Committees are the following:

•	Good Governance Committee: The Good Governance Committee shall be only one for the whole Bancolombia Group and shall consist of Bancolombia President of the Board of Directors, a member of Bancolombia Board of Directors, and the President of the Bank (as the Group’s parent company). The Juridical Vice-president/Secretary General of Bancolombia shall act as the Committee Secretary.

The Corporate Government Committee shall have, among others, the following powers:

a. To supervise requirements to be met for electing Directors of the Group’s companies (powers, ineligibilities, limitations, etc.)

b. To promote Directors’ education, as well as their appropriate training and update with respect to academic, commercial and strategic topics of the Company directly associated to the Boards’ powers.

c. To promote Directors’ attendance to seminars and events which allow them to be in contact with national and international bodies, entities, and companies.

d. To prepare the schedule for meetings and recommendations according to the agenda.

e. To review results of the yearly self-evaluation about the Board’s management, and to propose suggestions for achieving a better operation of the Board, taking advantage of resources and technology available.

f. To monitor negotiations conducted by the Board members and legal representatives, with shares issued by the Company or by other companies of the Group.

g. To supervise compliance with the managers’ remuneration policy.

h. To study proposals for amending the by-laws and the Good Governance Code, associated to the Group’s good governance, and to present modifications, updates, and revocations of provisions associated to the Corporate Government.

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i. All other powers associated to the Corporate Government not directly related to the Board of Directors.

j. For a proper operation, the Corporate Government Committee shall have Internal Norms to establish its objectives, functions, responsibilities, and operation norms.

•	Audit Committee: Bancolombia Audit Committee shall consist at least of three (3) members, among which all independent members of the Board of Directors appointed by this same Board, should be included. At least one of its members, in compliance with norms in force, shall be an expert in financial topics. The Committee shall appoint its President and Secretary. This Committee is intended to support the Board of Directors when supervising the effectiveness of the internal control system in order to make decisions with respect to control and improvement of the Company’s activity and its managers.

Additionally, the Committee shall order and verify that internal control procedures may be adjusted to needs, objectives, goals, and strategies set by the Company, and to verify that such procedures are in compliance with the internal control objectives such as effectiveness and efficiency of operations, reliability of financial reports, and compliance with applicable laws and regulations.

For this purpose, the Committee shall define necessary mechanisms to consolidate the information of the control bodies to present it before the Board of Directors, and shall establish policies, criteria, and practices to be employed by the entity for construction and release of its financial information.

The Committee shall not replace the functions of the Board of Directors of the Management with respect to supervision and execution of the Company’s internal control system. For reaching an appropriate operation, in addition to provisions of the applicable norms in force, the Audit Committee shall have Internal Norms to establish its objectives, functions, responsibilities, and operation norms.

•	Appointment, Compensation, and Development Committee: The Appointment, Compensation, and Development Committee shall consist of at least two members of Bancolombia Board of Directors duly elected by the Board. Bancolombia Human Management Vice-president shall act as the Committee Secretary.

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This Committee shall determine policies and norms for hiring, remuneration, compensation, and development of the Managerial Staff, and a key for the Bank and the Group’s companies. Likewise, this Committee shall supervise on an ongoing basis the goals of several compensation programs with respect to the officers’ performance, and shall evaluate effectiveness of these programs.

The Committee shall have, among others, the following powers:

a. To define human resource management policies, establishing relevant selection, evaluation, compensation, and development processes for high management and establishing its goals.

b. To propose objective criteria by means of which the Bank and the Companies of the Group will hire its main executives.

c. To promote availability of human resources, making a revision of the high management succession plans.

d. To evaluate high management development, as it may deem necessary.

e. To give the Board of Directors recommendations for appointment and remuneration of both President and High Management.

•	Risk Committee: The main objective of this Committee is to serve as a support for approval, follow-up, and control of policies, guidelines, and strategies for risk management, including allotment of powers and setting of limitations for several areas. Additionally, this Committee shall support the Board of Directors with respect to both knowledge and understanding of risks assumed by the Bank, and capital required for this support.

The Committee shall consist of at least two members of the Board of Directors and an external member of the Bank’s management. The Bank’s President, Risk Vice-president, and other officers of the Group are allowed to attend the Committee, according to relevance of the topics to be addressed at the meetings.

Other Committees Appointed by the Board of Directors:

In relation to Bancolombia, the Board of Directors has made relevant arrangements for creating a number of committees for addressing strategic matters; composition of these committees shall be decided by the Board of Directors. Such committees are the following:

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•	Credit Committee: The main objectives of this Committee is to make decisions about the credit approval process, structure and composition of the fund portfolio, methodologies, and credit risk management tools, and to know the report on operations approved by lower authorities. Additionally, this Committee shall approve the exception regime, define relevant urgent operation mechanisms, and delegate powers to other committees or instances.

The Board of Directors shall determine its members. Among others, this Committee shall count on the participation of the Bank’s President, the Risk Vice-president, and some other Vice-presidents and officers of the Company.

•	(GAP, for its initials in Spanish) and Investment Committee: The objective of this Committee is to serve as a support to the Board of Directors and the Presidency to adopt, implement, follow-up, and control general policies intended to reach an optimal management of the Bank’s assets and liabilities, and the Treasury operations, and investments.

Without prejudice of the creation of special committees created in other Companies of the Group, different from the Bank, Bancolombia’s GAP and Investment Committee is entitled to know the topics related to its competence and associated to the affiliates. The Committee shall have operation norms.

The Board of Directors shall determine the Committee’s members; some Vice-presidents of the entity will be allowed to participate in this Committee.

The Group’s Companies could take the committees appointed by Bancolombia’s Board of Directors as a reference to implement internal committees with similar powers.

Bancolombia’s President shall be entitled to create other strategic committees to support the Group’s several activities and matters.

3.4. Procedure to Authorize and Control of Transfer of the Company’s Shares by Managers from Companies with Domicile in Colombia.

As contemplated in Colombian law, Directors and Managers of Companies are entitled to transfer and acquire, directly or through third parties, shares of the Companies they work for, while occupying their positions, provided that they are operations with no speculation purposes, and duly authorized by the Board of Directors; this authorization should be granted by a favorable voting of two thirds (2/3) of the members (excluding the requester’s vote), or when necessary at the Board of Director’s discretion, with authorization of the Assembly of Shareholders and a favorable vote of the majority (excluding the requester’s vote), as contemplated in the Company’s by-laws.

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In all cases, negotiation of shares conducted by the managers should be free of speculation purposes; speculation can be supposed, for instance, when the following three circumstances occur simultaneously: i) periods of time suspiciously short between purchase and sale of shares; ii) situations exceptionally favorable for the Company have occurred; and iii) a significant profit has been reached with the operation.

For effects of this monitoring and effective compliance with the adopted procedure, the following requirements should be met:

1. Manager’s duty to provide information in advance before the Juridical Vice-presidency/Secretary Genera Office of the Bank or the entity acting as such in the Company, indicating the intention to acquire or transfer shares of the Company and/or its affiliates, bonds converted into shares or titles representing shares, number of shares, kind of shares or approximate price of the investment, and reasons for this negotiation.

2. The Juridical Vice-president/Secretary General or the person acting as such, shall take the request to the next Board of Directors meeting, so the Board can make a decision thereof according to the provisions set forth in law and in the Good Governance Code.

3. In relation to Directors, Presidents or General Managers and Vice-presidents, the above mentioned authorization shall be revealed in the market as relevant information, in those Companies which issue securities in the Colombian market .

4. The Board of Directors shall establish a maximum term of two months, from the date of the authorization, so that the operation can be completed, with the purpose of avoiding speculation.

5. The Manager shall inform the Juridical Vice-presidency/Secretary General Office, or the entity acting as such, about the moment the authorized operation is completed and the conditions under which such operation was completed.

6. The Corporate Government Committee shall monitor development of authorized operations.

7. When a case of variable remuneration occurs, recognized through Fondo de Acciones SVA, no authorization is initially required to transfer shares at the moment in which participation of managers is available; however, a future indirect transfer through directions given to the trust company really requires an authorization.

In all cases, the operation cannot be conducted during the following periods:

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1. In January, April, July, and October, each year, and during the first ten (10) calendar days of remaining months.

2. During the time going from the moment the managers know a relevant operation or business to be made by the entity to the moment such operation or business are revealed in the market.

When a case for exercising the preferential right in the Companies’ share issue occurs, managers shall be entitled to exercise such a right without a prior authorization of the Board of Directors, but they will really need an authorization to acquire additional rights they may be entitled to according to their share participation.

3.5. Economic Relations of the Company with Directors, President, and Main Executives.

Economic relations of the Group with its Directors, President, and Main Executives shall be developed within limitations and conditions contemplated in relevant norms and regulations on prevention, management, resolution of conflicts of interest.

All relevant information related to the economic relations between the Companies and its Directors, President, and Main Executives, shall be disclosed in the market in reports appertaining to each exercise.

3.6. Evaluation Mechanisms of Directors, President, and Main Executives.

Boards of Directors shall annually conduct an evaluation of their management and such evaluation shall include, among other things, attendance of its members to the meetings, active participation of its members in decisions, follow-up conducted to the Company’s main aspects, evaluation of its tasks, and its contribution to define strategies and projection of the entity.

Likewise, Board of Directors, through their respective Board of Directors President, shall annually evaluate the Company’s President with respect to his/her management, and each Company President shall do the same with respect to the executives under his/her direct direction.

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SECTION 4: GOOD GOVERNANCE PRINCIPLES AND MEASURES ASSOCIATED TO INFORMATION AND TRANSPARENCY

The Group’s Companies shall prepare and present the information about their financial status according to legal provisions and the accounting norms applicable to each entity. Among some other issues, each Company shall inform its shareholders, when necessary about the following:

a.	Main foreseeable risks and relevant measures to face them, as well as the mechanisms used for risk management. Each company shall determine the way to disclose these mechanisms to its shareholders.

b.	Financial statements in the periods established by law, bearing in mind that end-of-year reports shall be analyzed by the Auditor.

c.	Relevant findings made by the Auditor and external audits hired by the Company. Reports containing such findings shall be disclosed as they are produced by the means established by law. Each Company shall determine the way it will disclose these findings to its shareholders.

d.	Significant findings produced by the internal control systems, implemented by the Company, as well as important projects associated to such a system and any relevant change in its structure.

e.	Kinds of shares issued by the Company and amount of shares issued and reserve of each kind.

f.	Main shareholders understood as those who are real beneficiaries of over 5% of the Company’s outstanding shares and all relevant changes in both share participation and control. This is not applied to the Companies which are not issuers of the Colombian Securities Market.

g.	Agreements between the main shareholders known by the Company, which purpose is the shares, its rights, the exercise of such rights, the company’s management, among others.

h.	Relevant businesses executed between the Company and its main shareholders with its Directors, Managers, Main Executives, and Legal Representatives. This is not applied to the Companies which are not issuers of the Colombian Securities Market.

i.	Notice to the General Assembly of Shareholders and any other information deemed as necessary for the development of the Assembly.

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j.	Development of regular and special meetings of the General Assembly of Shareholders, including decisions adopted or rejected.

k.	All other reports about relevant facts with respect to financial, risk, and internal control matters which can physically affect the Company.

These facts shall be disclosed as they occur through the information channels deemed as appropriate for each specific case, when necessary, through the appropriate information channel of the Issuers Companies of Securities in Colombia.

Relevant information published by Bancolombia S.A. will also be available for investors in the Company’s webpage.

4.1. Information Channels for Shareholders, Investors, and Market in General.

The Group shall keep the following information channels with its shareholders, investors, and market in general:

•	Shareholder and Investor Service Office: Bancolombia Investor Relation Management develops, among some other activities, the functions appertaining to the Shareholder and Investor Service Office, as contemplated in relevant norms in force associated to Securities.

The main objective of the Investor Relation Management is to provide clear and objective information about Bancolombia Group and its activities, to allow shareholders and investors to make informed decisions with respect to their investments in the Group. Such a Management shall keep an ongoing contact with national and international shareholders, investors, and analysts.

When at the Bank’s sole discretion, an answer given to an investor can put him/her in a clear advantage, access to this same information will be immediately given to all other investors, under the same economic conditions and according to the mechanisms set forth in this Code.

This office can be accessed visiting the Bank’s virtual branch at: www.bancolombia.com, writing to the following e-mails:

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relacionconinversionistas@bancolombia.com

investorrelations@bancolombia.com

or in writing to:

Gerencia Relación con Inversionistas

Carrera 48 No. 26-85 Torre Sur Piso 10

Medellín-Colombia

All other Companies of the Group which are issuers of securities different from shares, are entitled to create on its website a contact mail to have direct communication with its investors or they are entitled to provide a physical space for answering questions, consultations, and petitions of its investors, if relevant and necessary.

•	Management Report: Each company of the Group shall annually prepare a document called Management Report which will include all the reports of the Board of Directors and the President to be submitted before shareholders, as well as individual and consolidated financial statements, when necessary, and evaluation of the Auditor and notes to the financial statements as well.

•	Notes for Shareholders: Bancolombia shall have a quarterly circulation bulletin by means of which shareholders will be informed about the main events associated to the Bank, including end-of-year financial statements and intermediate periods financial statements as well. Such a bulletin will also be incorporated in the Bank’s virtual branch at: www.bancolombia.com.

•	Relevant Information and Basic Update of Issuers: The Group’s Companies which are issuers of the Colombian Securities Market shall strictly comply with the norms governing the relevant information and update of issuers, publishing on the Financial Superintendency website the information required by such norms. Bancolombia, as the Group’s Parent Office, shall also publish relevant information of other companies of the Group, whenever such Companies are not bound to disclose information in the market and as required by the relevant Control Entity.

Relevant information is that which would have been taken into account by a prudent and diligent expert when purchasing, selling or keeping securities, as well as that information which would have been taken into account by a shareholder when exercising his/her political rights in the respective assembly of shareholders or competent body.

Shareholders, investors, and market in general shall be entitled to consult at any time the relevant information of each Colombian financial company on the Financial Superintendency website: www.superfinanciera.gov.co. and Bancolombia through the Company’s website.

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The Group’s issuing Companies have defined procedures, people and entities responsible, due dates, and necessary structure necessary to completely and timely disclose relevant information which can be of interest for the market, as well as to update the entity’s basic information.

•	Information Provided Abroad: Bancolombia shall publish quarterly reports with information about its performance, to be made available for shareholders and market in general, both in Colombia and abroad.

Likewise, Bancolombia shall refer through USA “SEC” an annual report under the 20F Form, with information about the Bank’s results during the year.

The Bank shall also publish abroad the information deemed as relevant for investors; this information has also been published in Colombia through the Financial Superintendency relevant information mechanism.

•	National and International Meetings and Conference Calls: Bancolombia management shall celebrate on-site and conference calls with national and international investors and shareholders. Meetings and conference calls shall be held by the Presidency within a specific period of time, with the purpose of providing information about the Bank’s results and its general operation.

•	Confidentiality: According to provisions of the Code of Ethics, directors, officers, and cooperators of the Group’s Companies shall keep due reservation about the work documents and confidential information under their custody or that information they have had access to for their positions. Therefore, they shall control and avoid an undue use of such information in any office of the Company they work for or avoid its knowledge by people not authorized to know this information or people not belonging to the respective department.

Also, they are not allowed to disclose or transfer to other officers or third parties technologies, methodologies, know-how, and industrial, commercial or strategic confidential information of the company, its customers or suppliers. They are not allowed to disclose or transfer this kind of information to people who have had access to that information due to their positions. Likewise, they shall not have or try to have access to information deemed as industrial, commercial or strategic confidential information in an illegal manner.

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4.2. Risk Rating Agencies: The Group’s Companies shall be entitled to hire independent securities rating companies with the purpose of conducting relevant analysis and reporting to market about the probability of making timely payments of obligations resulting from securities issued by the entity and, in general, giving an opinion about the Company’s qualities as a market generator according to terms contemplated in the norms governing such activity.

The Companies will be also rated by other international firms which will evaluate the entity’s situation and publish relevant reports on a periodical basis.

Additionally, each issue of bonds or trade papers of the Company will be accompanied by a risk and investment rating conducted by independent and international securities rating companies.

4.3. Money Laundering and Terrorist Financing Risk Management System. The Group shall have an integral system for prevention and control of money laundering and illegal events; the system was initially created to know the customer, to determine and analyze movements of each user and client, market knowledge, detection and analysis of unusual operations, and to determine and report suspicious operations. In order to verify compliance of this integral system, a Compliance Officer has been appointed for each Company where regulation demands operation of this system and policies will be included for prevention and control of money laundering to include norms and policies which should be followed.

4.4. Financial Consumer Defense Office: The Group’s Companies supervised by Colombia Financial Superintendency shall have a Principal Financial Consumer Defender and his/her Deputy, both duly appointed by the General Assemblies of Shareholders. This Defense Office shall act as spokesperson for customers or users before the Company and shall objectively know and resolve, with no charges, all individual complaints within legal terms which my be made in relation to a possible entity’s noncompliance with legal or internal norms governing development and execution of services financial entities offer, or with respect to service quality.

As a sign of respect for customers’ rights and financial consumers, with the purpose of assuring total transparency in all their operations, the companies in Colombia commit (exceeding demands contemplated in current norms in force) to follow all decisions made by the Defense Officer, as long as the customer does accept them.

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SECTION 5: GOOD GOVERNANCE PRINCIPLES AND MEASURES ASSOCIATED TO THE INTERNAL CONTROL SYSTEM AND THE CONTROL ENTITIES.

For the Group, the Internal Control is a Corporate Good Governance essential element; therefore, internal control shall be promoted within each Company depending on nature, structure, and volume of its operations; likewise, each Company shall make its best effort to strictly comply with norms applicable to the sector they are involved in.

The Group has an Internal Control System based on the Group’s set of values, principles, and philosophy, duly developed through policies, norms, procedures, and actions which allow the management to assure on a reasonable way (and through sufficient and appropriate control systems) the risks the Companies are subject to for their activities and that can prevent compliance with their basic and strategic objectives.

The Internal Control System is a useful tool for reaching the entity’s objectives while trying that all its operations and activities can be conducted according to internal norms and regulations applicable to each Company. The Internal Control System also allows preventing risks, errors or frauds within the Companies and promotes efficiency in such a way that risks of operating or financial asset losses can be reduced, promoting preparation of reliable financial statements and compliance with legal provisions in force.

The Internal Control System is a dynamic instrument of Corporate Government, which contributes to the compliance of business basic objectives and, therefore, shall be aligned with the business strategy. This System shall provide prevention tools, control, evaluation, and continuous improvement to the Company’s management.

The Group is committed with Internal control and it is a commitment of the Companies’ Board of Directors and their main executives to review it periodically in order to develop corrections and improvements resulting from the reviewing and according to new nation al and international standards. In this way, the Group shall watch over compliance with the Internal Control System, not only with respect to norms and practices applicable in Colombia, but also with the United States norms, such as the Sarbanes-Oxley Act, NYSE requirements and recommendations, and all other norms and principles governing the Internal Control and its release in both markets.

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The Internal Control System consists of a number of bodies which in turn make part of the good governance model, such as:

5.1. Audit. The Group’s Companies shall have an Auditor or a similar entity which can act as such; the auditor or auditing entity shall execute the operations contemplated in relevant regulation in each country where the Group has operations, and audit shall be subject to provisions thereof, without prejudice of provisions set forth in the Company’s articles of incorporation.

The Auditor shall be elected by the General Assembly of Shareholders for two (2) -year periods. The General Assembly of Shareholders shall be responsible for setting the auditor’s remuneration and removing him/her when necessary. Election of the Auditor shall be made based on an objective evaluation made by the Auditing Committee, with total transparency and after analyzing at least two alternatives in aspects such as offered services, costs and fees, experience, knowledge of the sector, etc.

In his/her report to the General Assembly of Shareholders, the Auditor shall include, in addition to comply with legal requirements, all relevant findings found so that shareholders and all other investors can obtain necessary information to make decisions on relevant amounts.

The Auditor cannot be a person or an entity who had received income from the Companies and/or their economic group, representing twenty-five per cent (25%) or more of his/her last annual income. Likewise, the Group’s Companies shall not hire with the Auditor, services different from those directly or indirectly related to the audit.

If audit is conducted by a firm, this entity shall rotate natural persons who may be executing such a function, at least every five (5) years. The persons who have been rotated can only retake audit of the same Company after a two-year period (2). Same periods shall apply when the Auditor is a natural person.

Grupo Bancolombia shall try to have only one Auditing Firm or External Audit for all the Companies of the Group.

5.2. Internal Audit. The Group has an audit area in charge of evaluating the Internal Control System, the risk management, and the corporate governability, and this is a contribution to its better efficiency.

Without prejudice of the information provided above, each Company shall hire well-known external auditors with international expertise, in order to evaluate quality and effectiveness of the Internal Control System, and to advise it in order to add value to the entity’s operation execution. In this case, external auditors shall perform actions different from the ones assigned to the Audit.

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SECTION 6: GOOD GOVERNANCE PRINCIPLES AND MEASURES RELATED
TO CAPITAL INVESTMENT OF THE GROUP IN OTHER COMPANIES.

The Group aware of the importance and relevance that the Good Governance can have in a company, and that ethics, transparency, and good governance issues can become a high risk for shareholders or partners, generating financial, operating, reputational, and legal consequences, among others, expects that the companies receiving investments from the Group’s Companies’ resources can have at least the following good governance principles and policies to the benefit of shareholders:

- To give equitable treatment for shareholders and to assure respect and compliance with legal provisions and by-laws associated to the shareholders’ rights.

- To celebrate meetings with a minimum yearly recurrence where managers can present relevant reports about management, financial statements (including notes to financial statements), and other information which can be relevant for shareholders and their investment in the Company.

- To set a point of contact for shareholders to channelize information requests, petitions, complaints or claims before the Company, and to assure a timely response and a due service.

- To establish necessary mechanisms with the purpose of assuring information confidentiality of the Company’s and the shareholders’ information, as well as prevention and control to avoid use of confidential information.

- To establish necessary mechanisms with the purpose of having an alternative solution to possible conflicts which can arise with shareholders, such as direct agreement, arbitration, conciliation, etc.

- To have high ethical standards to develop their businesses.

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SECTION 7: GOOD GOVERNANCE PRINCIPLES AND GUIDELINES ASSOCIATED TO OPERATIONS AND AGREEMENTS WITH THE GROUP’S COMPANIES.

Bancolombia Group acknowledges the importance of having high good governance and transparency standards to conduct operations and enter into agreements and contracts among the Group’s Companies. For such a purpose, the following principles and guidelines have been established:

-Operations and contracts shall be executed to the best interest of each Company observing relevant legal limitations and restrictions, according to law.

- Operations among Companies may result in conflict of interest, which should be managed searching the best interest of each Company.

-When market prices can be taken as a reference framework, operations and execution of agreements and contracts among the Group’s Companies shall be made at prices as close as possible to those of the market.

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SECTION 8: PRINCIPLES AND MEASURES RELATED TO CONFLICTS OF INTEREST

In general terms for the Group, a conflict of interest will be understood as that situation in virtue of which a person, as a result of his/her position or activity, is faced to several alternatives of behavior or decision with respect to those interests opposed and incompatible among them, neither of which to be given a position of privilege for its legal or contracting obligations.

8.1. Situations resulting in conflicts of interest.

Due to the impossibility for describing all possible conflicts of interest, the Groups relies on the commitment, transparency, good criterion, and good faith of its managers or officers, as an essential element for managing personal and professional issues and for the managing of situations which may result in a conflict of interest. In all cases, and only for information purposes, the following situations resulting in a conflict of interest are identified:

•	To establish on personal basis companies or business executing similar activities to the ones of the Group or to be its partner, employee, manager, or advisor, except if it is to comply with instructions given by Bancolombia Group.

•	To be a partner, employee, manager or advisor of companies which are customers or suppliers of the Group companies, when the officer is part of the group of people which make decisions related to such customers or suppliers, except if it deals with the compliance of instructions provided by the Group or authorized by it.

•	To make a personal investment in a company, if such an investment may affect or seem to affect, his/her impartial and objective decision making in business related to the group.

•	To carry out or participate in business in which the counterpart is the Group and in which the manager or officer have a personal or family interest. In the same way, participation in companies which have established or searching to establish business with Bancolombia’s Group.

•	To participate in activities which by themselves or by a third party, and personal interest or third parties’ interest, imply competence with any one of the Group’s companies.

•	To participate in the acquisition, hiring or decisions of assets investment for the Group, when the officer, his/her spouse or relatives or companies in which they have participation in the trade capital are suppliers of the corresponding asset.
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•	To participate in the analysis and approval or credit operations for himself/herself or for his/her spouses, permanent partners or relatives within the second degree of consanguinity, second degree of affinity or sole civil relationship, or for juridical persons in which the officer or indicated relatives have an interest.

8.2. Procedure for Managing, Administrating, and Resolution of Conflicts of Interest.

The Group thinks that the conflicts of interest should be managed and resolved, pursuant to special characteristics of each case. Every situation generating a doubt in relation to the possible existence of a conflict of interest, shall be solved as it existed.

All managers and officers before a possible conflict of interest or think that they could possibly be before one conflict of interest, shall act according to the following provisions:

•	Directors and presidents

When a Director (member of the Board of Directors) finds that in the exercise of his/her functions may be before a conflict of interest, he/she shall immediately report it to the other members of the Board, no later than the next meeting of the Board, and in any case, he/she will refrain from participating in the discussion and decision of the issue resulting in the conflict of interest. The decision will be made by the other members of the Directive Board. This without prejudice that the Board of Directors, evaluating the special situation, thinks that the Director is not in the process of a conflict of interest.

In cases in which the president of a Company, may be before a conflict of interest, he/she shall immediately report it to the Board of Directors of Director, no later than the next meeting of the Board, and in any case, he/she will refrain from participating in the discussion and decision of the issue resulting in the conflict of interest.

In spite of the above mentioned, not every abstention in decision making shall be understood as a conflict of interest of the Director or the President.

•	Officers who are not Directors.

As a general rule, it has been established that the person before a possible conflict of interest and that should make a decision, shall refrain from participating in the same and report the case to his/her superior in rank, without a prejudice of cases in which the Group sets mechanisms for managing the conflict of interest or establishes the non existence of the possible conflict.

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In any event in which an officer finds that exercising his/her activities may be before a conflict of interest, he/she shall immediately report such a situation to his/her superior in rank, who shall be a manager, or holds a higher position than the manager.

The manager or the superior in rank - as the case may be - will preliminarily evaluate a possible conflict of interest and if it is found that he/she is before a conflict of interest, the situation shall be reported to the Group’s Ethics Committee, so this Committee determines in each case, the way to administer or solve the conflict. Every situation in doubt, by the manager or the superior in rank, in relation to a possible conflict of interest, shall be solved as it existed.

SECTION 9: PROHIBITED SITUATIONS FOR MANAGERS AND EMPLOYEES OF BANCOLOMBIA GROUP

The Group has identified a set of prohibited situations which shall be observed by managers and officers of Companies which are part of the Group. Such situations are the following:

•	To refrain from participating in activities, business or operations contrary to law or to the Group’s interests, which may damage the compliance of his/her duties and responsibilities or put at risk the reputation of the Group.

•	To refrain from making any business or operation based on feelings of friendship or enmity.

•	To refrain from advising the execution of an operation, based on confidential information he/she knows in the performance of his/her activities in his/her position.

•	To avoid obtaining personal or family benefits from suppliers, contractors, third parties, clients or users, except what has been stated in the Code of Ethics for gifts and invitations.

•	To refrain from offering, requesting, or accepting commissions or any other remuneration, in any transaction or business in which the Group is involved, with the purpose of assuring the effectiveness or the result of such business or transaction.
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•	To refrain from granting discounts, rebates, preferential rates, diminishing or extension of any type, based on friendship or kinship or which do not correspond to the Group’s trading policies.

•	To refrain from taking advantage of advantages the Group has granted him/her in an exclusive way, as officer, to benefit relatives or third parties.

•	To personally manage customers’ business; therefore, they shall not act as advisors, proxies or customers’ representatives and, consequently, it is prohibited to execute operations for customers.

SECTION 10. PRINCIPLES AND MEASURES OF THE BANK WITH ITS MAIN SHAREHOLDERS.

Bancolombia’s main shareholders are also its clients and as such they deserve an integral assistance and an excellent service; hence, the following principles will be set to assist these customers–shareholders.

1.	Competence: Bancolombia does not have a control shareholder, according to the applicable regulation. The main shareholders of the Bank correspond to independent and autonomous company groups, which have commercial relations with other financial groups different from Bancolombia Group; therefore, they are fee to compete for their businesses, pursuant to price and service conditions.

2.	Business relations with the main shareholders as customers are the result of the interests each one of the parties has in obtaining the best conditions for its own business.

3.	Price generation: Rendering of financial services by Bancolombia Group to the main shareholders of the Bank will be prior to the individual analysis of profitability, and the offer of products and services will be executed with prices according to the price generation.

Prices should be placed in such a way that the business relation as a whole generates a financial contribution for Bancolombia Group. The Board of Directors will know about operations executed by the Bank with its shareholders, which must be conducted by this body according to the Bank’s by-laws.

4.	Bancolombia Group’s operations with the main shareholders of the bank will have, as a main premise, the acceptance of legal norms.

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SECTION 11: GOOD GOVERNANCE CODE COMPLIANCE PRINCIPLES AND MEASURES

If a director, manager or officer breaches proceedings or norms of this Code and the Group’s Code of Ethics, by omission or by action of their obligations, will be imposed penalties as the case may be, according to the Labor Code, the Labor Internal Norms, the Financial System Organic Statutes, and rules in force, notwithstanding civil or criminal responsibility actions which will be executed by the representatives of the Company.

In order to assess the penalty, factors such as previous records, losses for the Company or the customers, among others, will be taken into consideration. Such provision will be included in corresponding agreements and will be reported to managers.

CLAIMS RELATED TO THE GOOD GOVERNANCE CODE.

Shareholders and investors of each one of the companies of the Group could submit requests before Bancolombia Group Shareholder and Investor Service Office or the Presidency of the other companies, if they think there has been a failure to comply with the Good Governance Code; in these cases, the Company’s Management, through such office or area, will provide a clear and sufficient reply to the requester with diligence and on a timely basis.

By using the same means, shareholders and investors could submit claims and complaints before the Auditor, for failure to comply with the Good Governance Code. In these cases, the Company will provide a timely reply to the requests of the Auditor in relation to the claim and will accept requests submitted when the mentioned failure to comply is established.

Any amendment, change or supplement to this Code will be reported through the legal means on the company’s website, and in the case of companies with domicile in Colombia, on the Financial Superintendency’s website: www.superfinanciera.gov.co.

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